                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                         CHEMICON SPECIALTY MEDIA, INC.
                             A DELAWARE CORPORATION

                          CHEMICON INTERNATIONAL, INC.
                            A CALIFORNIA CORPORATION

                            SEROLOGICALS CORPORATION
                             A DELAWARE CORPORATION

                             SENTIGEN HOLDING CORP.
                             A DELAWARE CORPORATION

                                       AND

                       CELL & MOLECULAR TECHNOLOGIES, INC.
                             A DELAWARE CORPORATION

                             DATED FEBRUARY 22, 2005

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                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
ARTICLE I         CONSTRUCTION; DEFINITIONS..................................................   2

   Section 1.1    Definitions................................................................   2
   Section 1.2    Accounting Terms...........................................................   9

ARTICLE II        PURCHASE AND SALE..........................................................  10

   Section 2.1    Agreement to Purchase and Sell.............................................  10
   Section 2.2    Excluded Assets............................................................  11
   Section 2.3    Assumption of Assumed Liabilities..........................................  12
   Section 2.4    Excluded Liabilities.......................................................  12
   Section 2.5    Seller Deliveries..........................................................  14
   Section 2.6    Purchaser Deliveries.......................................................  14

ARTICLE III       PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS...................................  15

   Section 3.1    Purchase Price; Discharge of Mortgage......................................  15
   Section 3.2    Payment of Purchase Price..................................................  15
   Section 3.3    Adjustment of Purchase Price...............................................  16
   Section 3.4    Allocation of Certain Items................................................  17

ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT.......................  18

   Section 4.1    Organization...............................................................  18
   Section 4.2    Authorization..............................................................  18
   Section 4.3    Absence of Restrictions and Conflicts......................................  19
   Section 4.4    Real Property..............................................................  19
   Section 4.5    Title to Assets; Related Matters...........................................  20
   Section 4.6    Inventory..................................................................  20
   Section 4.7    Financial Statements.......................................................  20
   Section 4.8    Legal Proceedings..........................................................  21
   Section 4.9    Contracts..................................................................  21
   Section 4.10   Officers, Employees and Independent Contractors............................  22
   Section 4.11   Labor Relations............................................................  23
   Section 4.12   Environmental, Health and Safety Matters...................................  24
   Section 4.13   Intellectual Property......................................................  25
   Section 4.14   Software...................................................................  27
   Section 4.15   Customer Relations.........................................................  27
   Section 4.16   Receivables................................................................  27
   Section 4.17   Licenses...................................................................  27
   Section 4.18   Product and Service Warranties.............................................  28
   Section 4.19   Brokers, Finders and Investment Bankers....................................  28
   Section 4.20   Conduct of Business by Seller..............................................  28
   Section 4.21   Termination of Malavarca Agreement.........................................  28

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

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF PURCHASER, SEROLOGICALS AND CHEMICON.....  28

   Section 5.1    Organization...............................................................  28
   Section 5.2    Authorization..............................................................  28
   Section 5.3    Defaults, Consents, Etc....................................................  29
   Section 5.4    Brokers, Finders and Investment Bankers....................................  29
   Section 5.5    Disclosure of Information..................................................  29

ARTICLE VI         CERTAIN COVENANTS AND AGREEMENTS..........................................  29

   Section 6.1    Public Announcements.......................................................  29
   Section 6.2    Employees..................................................................  30
   Section 6.3    Reserved...................................................................  31
   Section 6.4    Insurance..................................................................  31
   Section 6.5    Name Change................................................................  31
   Section 6.6    Non-Competition............................................................  31
   Section 6.7    Record Retention and Access................................................  32
   Section 6.8    Confidential Information...................................................  32

ARTICLE VII        INDEMNIFICATION...........................................................  32

   Section 7.1    Indemnification Obligations of Seller......................................  32
   Section 7.2    Indemnification Obligations of Purchaser...................................  33
   Section 7.3    Indemnification Procedure..................................................  34
   Section 7.4    Claims Period..............................................................  35
   Section 7.5    Liability Limits...........................................................  36
   Section 7.6    Investigations.............................................................  36

ARTICLE VIII       MISCELLANEOUS PROVISIONS..................................................  37

   Section 8.1    Notices....................................................................  37
   Section 8.2    Schedules and Exhibits.....................................................  37
   Section 8.3    Assignment; Successors in Interest.........................................  38
   Section 8.4    Captions...................................................................  38
   Section 8.5    Controlling Law; Amendment.................................................  38
   Section 8.6    Severability...............................................................  38
   Section 8.7    Counterparts...............................................................  38
   Section 8.8    Enforcement of Certain Rights..............................................  38
   Section 8.9    Waiver.....................................................................  38
   Section 8.10   Integration................................................................  38
   Section 8.11   Compliance with Bulk Sales Laws............................................  39
   Section 8.12   Further Assurances.........................................................  39
   Section 8.13   Transaction Costs..........................................................  39
   Section 8.14   Arbitration................................................................  39

                                LIST OF EXHIBITS

Exhibit 2.5(a)         Bill of Sale
Exhibit 2.5(b)         Trademark Assignment Agreement
Exhibit 2.5(c)         Assignment and Assumption Agreement
Exhibit 2.5(d)         Termination Statements
Exhibit 2.5(e)         Escrow Agreement
Exhibit 4.4(b)         Phillipsburg Facility Mortgage

                                LIST OF SCHEDULES

Schedule 1.1(t)        Financial Statements
Schedule 2.1(a)        Personal Property
Schedule 2.1(b)        Inventory
Schedule 2.1(c)        Seller Intellectual Property
Schedule 2.1(j)        Receivables
Schedule 2.1(k)        Licenses
Schedule 2.1(l)        Employment Agreements
Schedule 4.5(a)        Title Exceptions
Schedule 4.5(b)        List of Assets
Schedule 4.8           Legal Proceedings
Schedule 4.9           Assumed Contracts
Schedule 4.10          Officers and Employees
Schedule 4.11          Labor Relations
Schedule 4.12          Environmental, Health and Safety Matters
Schedule 4.13(e)       Works of Original Authorship
Schedule 4.13(g)       Employees Without Assignment Agreements
Schedule 4.13(j)       Exceptions to Confidential Information Protection
Schedule 4.14(a)       Seller Software
Schedule 4.15          Customers
Schedule 4.18          Warranties and Guaranties

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of February 22, 2005 (the "Closing Date"), is made and entered into by and among Chemicon Specialty Media, Inc., a Delaware corporation ("Purchaser"), and a wholly owned subsidiary of Chemicon International, Inc., a California corporation ("Chemicon"), Serologicals Corporation, a Delaware corporation ("Serologicals"), Sentigen Holding Corp., a Delaware corporation ("Parent"), and Cell & Molecular Technologies, Inc., a Delaware corporation ("Seller"). Purchaser, Chemicon, Serologicals, Parent and Seller are sometimes individually referred to herein as a "Party" and collectively as the "Parties".

                              W I T N E S S E T H:

      WHEREAS, Parent is a holding company that conducts business through two wholly-owned operating subsidiaries, Seller and Sentigen Biosciences, Inc. ("Sentigen Biosciences");

      WHEREAS, Seller operates its business through its Specialty Media Division (the "Division") and its Molecular Cell Science Division (the "MCS Division");

      WHEREAS, the Division's business consists of (i) development, manufacture and marketing of high quality cell culture media, sera reagents and other research products including (a) media, sera reagents for the culture of mouse embryos, (b) Murine Embryonic Stem cells, Primary Mouse Embryo Fibroblast feeder cells and reagents, (c) reagents for gene transfer and expression and (d) standard and custom formulated cell culture media, cell cryopreservation media, enzymatic and non-enzymatic cell dissociation solutions, (ii) the identification and development of custom formulated research products and reagents and (iii) the manufacture and distribution of the aforementioned products in the research areas of (a) mouse embryo culture media, (b) general cell culture and (c) custom media manufacturing (the "Business"); provided, that, the Business does not include and shall not be deemed to include the MCS Business and the Sentigen Biosciences Business;

      WHEREAS, the Parties desire to enter into this Agreement pursuant to which Seller will sell to Purchaser, and Purchaser will purchase from Seller, all assets comprising or used in the operation of the Business other than the Phillipsburg Facility, and Purchaser will assume certain of Seller's liabilities and obligations with respect to operation of the Business (the "Acquisition");

      WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition; and

      WHEREAS, simultaneously with the execution of this Agreement, in connection with the Acquisition, (i) Seller, Purchaser and Chemicon are entering into a Transition Services Agreement (the "Transition Services Agreement"), wherein Seller and Parent will agree to provide certain transition services following the Closing Date to Purchaser on the terms set forth therein, and (ii) Seller and Purchaser are entering into an Agreement of Sale, dated as of the date of this Agreement, by and among Purchaser, Parent and Seller (the "Real Estate Purchase

Agreement"), wherein Seller will agree to sell to Purchaser, and Purchaser will agree to buy from Seller, the Phillipsburg Facility subject to the terms and conditions described therein.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees as follows:

                                    ARTICLE I
                            CONSTRUCTION; DEFINITIONS

      Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

            (a) "ADA" means the United States Americans with Disabilities Act and the rules and regulations promulgated thereunder.

            (b) "ADEA" means the United States Age Discrimination in Employment Act and the rules and regulations promulgated thereunder.

            (c) "Affiliate" of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

            (d) "Assumed Contracts" means those contracts, agreements, arrangements, and understandings listed on Schedule 4.9 and those contracts, agreements, arrangements, and understandings that relate to the operation of the Business and are not required to be listed on Schedule
      4.9 (but excluding any Employment Agreement, Employee Benefit Plan or insurance policy).

            (e) "Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York or the City of Atlanta, Georgia.

            (f) "CERCLA" means the United States Comprehensive Environmental Response, Compensation and Liability Act and the rules and regulations promulgated thereunder.

            (g) "Claims Period" means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

            (h) "Closing Date Working Capital" means the Net Working Capital as finally determined pursuant to Section 3.3.

            (i) "Code" means the United States Internal Revenue Code of 1986, as amended.

            (j) "Confidential Information" means any data or information of Seller or Parent (including trade secrets) related to the Division or the Business or both, that is not generally known to the public or competitors regarding (for example and including, but not limited to) (a) business process models; (b) proprietary software; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, contracts and other agreements, suppliers, customers, and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training; (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere; and (g) such other information that may give the Division some competitive business advantage or the disclosure of which could be detrimental to the interests of the Division or the Business and that from all of the relevant circumstances could reasonably be assumed by any Person to be confidential and proprietary to Seller. Notwithstanding the foregoing, no data or information constitutes "Confidential Information" if such data or information is publicly known and in the public domain through means that do not involve a breach by Seller of any covenant or obligation set forth in this Agreement.

            (k) "Control" means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

            (l) "Division Employee" means an employee of Seller who is engaged primarily in the Business. The Division Employees are listed on Schedule 4.10.

            (m) "Employment Agreement" means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement or any other agreement, including offers for any of the above, respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor.

            (n) "Employee Benefit Plan" means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, (b) each "welfare" plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (d) each severance plan or agreement, and (e) each vacation, supplemental unemployment benefit, hospitalization insurance, fringe benefit, legal benefit and other employee benefit plan, fund, program, agreement or arrangement.

            (o) "Environmental Conditions" means any pollution, contamination, degradation, damage or injury caused by, related to, arising from or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release or emission of any hazardous materials.

            (p) "Environmental Laws" means all applicable foreign, federal, state and local statutes or laws, common law, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. ss.1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.), Safe Drinking Water Act (42 U.S.C. ss.3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. ss.2601 et seq.), Clean Air Act (42 U.S.C. ss.7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.9601 et seq.) and other similar state and local statutes.

            (q) "ERISA" means the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

            (r) "ERISA Affiliate" means any Person (whether incorporated or unincorporated) that together with Seller would be deemed a "single employer" within the meaning of Section 414 of the Code.

            (s) "ERISA Affiliate Plan" means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

            (t) "Financial Statements" means (i) the schedule of balance sheet information for the Division and (ii) the pro forma statements of operation of the Division, as of and for the nine months ended September 30, 2004, copies of which are attached hereto as Schedule 1.1(t).

            (u) "FLSA" means the United States Fair Labor Standards Act and the rules and regulations promulgated thereunder.

            (v) "FMLA" means the United States Family and Medical Leave Act and the rules and regulations promulgated thereunder.

            (w) "GAAP" means generally accepted accounting principles as applied in the United States.

            (x) "Governmental Entity" means any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

            (y) "Hazardous Materials" means any pollutant, chemical or substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of friable asbestos, urea formaldehyde, polychlorinated biphenyls, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

            (z) "Indemnified Party" means a Purchaser Indemnified Party or a Seller Indemnified Party.

            (aa) "Intellectual Property" means any or all of the following and all rights, arising out of or associated therewith: (i) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary and confidential information, process, specifications, compositions, manufacturing methods, operational data, application methods, testing methods, computer programs, blueprints, drawings, designs, information and documents relating to research and development, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world;
      (ii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iii) all industrial designs and any registrations and applications therefor throughout the world; (iv) all websites, internet uniform resource locators, domain names, trade names, logos, slogans, designs common law trademarks and service marks, service mark registrations and applications therefor throughout the world; (v) all databases and data collections and all rights therein throughout the world; (vi) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

            (bb) "Knowledge" with respect to Seller means (i) all facts known by Fred Rolff, Richard Malavarca and Thomas J. Livelli on the Closing Date following reasonable inquiry and diligence with respect to the matters at hand, and (ii) the actual knowledge of Joseph K. Pagano on the Closing Date.

            (cc) "Labor Laws" means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including, without limitation, ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, ADEA, ADA, FMLA, WARN, OSHA, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, FLSA and the United States Rehabilitation Act of 1973 and all rules and regulations promulgated under such acts.

            (dd) "Laws" means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Entities.

            (ee) "Licenses" means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

            (ff) "Liens" mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, and any lease having the same effect.

            (gg) "Malavarca Agreement" means that certain Employment Agreement, dated as of May 23, 2001, by and between Seller and Richard Malavarca.

            (hh) "Material Adverse Effect" means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that has had or is reasonably likely to have a materially adverse effect on the financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of the Business or the Assets taken as a whole. A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) has prevented or materially delayed, or would be reasonably likely to prevent or materially delay, the performance by Seller of its obligations hereunder or the consummation of the transactions contemplated hereby.

            (ii) "MCS Business" means the business of providing contract research and development services to the life sciences community in the areas of (1) molecular biology, (2) cell biology, (3) gene expression, (4) protein expression, purification and biochemistry, (5) bio-processing, (6) drug discovery support services, (7) high-throughput screening support services, (8) cell culture scale-up and the provision of whole cells, cell derived proteins and sub-cellular fractions, (9) gene transfer, (10) generation of recombinant cell lines with or without division arrest technology, and (11) mouse genetics, including gene cloning, gene targeting in mouse embryonic stem cells, generation of knock-out and/or knock-in and conditional expression mouse models and the creation of related cell lines.

            (jj) "Net Working Capital" means the excess of the current assets included in the Assets over the current liabilities included in the Assumed Liabilities, or the excess of the current liabilities included in the Assumed Liabilities over the current assets included in the Assets, as the case may be, each as of the close of business on the Closing Date and determined in accordance with GAAP.

            (kk) "NLRB" means the United States National Labor Relations Board.

            (ll) "Noncompete Period" means the period beginning on the Closing Date and continuing for a period of five (5) years from the Closing Date.

            (mm) "OSHA" means the United States Occupational Safety and Health Act.

            (nn) "Owned Real Property" means the parcel of real property on which the Phillipsburg Facility is located together with all fixtures and improvements thereon.

            (oo) "Permitted Exceptions" shall have the meaning set forth in the Real Estate Purchase Agreement.

            (pp) "Person" means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

            (qq) "Phillipsburg Facility" means the offices and manufacturing operations housed in the 6,600 square foot facility located at 580 Marshall Street, Phillipsburg, NJ 08865, housing the office and manufacturing facilities of the Division.

            (rr) "Purchaser Ancillary Documents" means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Purchaser in connection with the transactions contemplated hereby, including without limitation, the Real Estate Purchase Agreement.

            (ss) "Purchaser Indemnified Parties" means Purchaser and its Affiliates, their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

            (tt) "Receivables" means all of the accounts receivable or other receivables arising from or related to the operation of the Business.

            (uu) "Registered Intellectual Property" means all United States, international and foreign: (i) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (ii) registered copyrights and applications for copyright registration; (iii) domain name registrations; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity or other public body.

            (vv) "Release" means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

            (ww) "Seller Ancillary Documents" means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Seller or an Affiliate thereof in connection with the transactions contemplated hereby, including without limitation, the Real Estate Purchase Agreement.

            (xx) "Seller Benefit Plan" means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by Seller or Parent or to which Seller or Parent makes or has made, or has or has had an obligation to make, contributions at any time.

            (yy) "Seller Indemnified Parties" means Seller and its respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

            (zz) "Seller Intellectual Property" means the Intellectual Property that is primarily used in the operation of the Business. For purposes of clarification, Seller Intellectual Property does not include Intellectual Property that is primarily used in the MCS Business or the Sentigen Biosciences Business, notwithstanding the incidental use of such Intellectual Property in the Business.

            (aaa) "Seller Registered Intellectual Property" means the Registered Intellectual Property primarily used in the operation of the Business, including, without limitation, Seller Software, Seller Registered Intellectual Property, the U.S. Trademark on "Embryomax" and the "Specialty Media" trade name and related trademark.

            (bbb) "Seller Software" means the Software primarily used in the operation of the Business.

            (ccc) "Sentigen Biosciences Business" means the development and commercialization of novel bioassay systems, including the Tango Assay System and related intellectual property, that elucidate the underlying biology of protein-protein interactions with the initial target of its Tango Assay System being the functionalization of G protein-coupled receptors for pharmaceutical drug discovery and development, and the accompanying services of providing related cell lines and reagents.

            (ddd) "Software" means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

            (eee) "Target Working Capital" means the amount of $422,557.

            (fff) "Taxes" means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

            (ggg) "Tax Return" means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

            (hhh) "WARN" means the United States Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder.

            (iii) "Working Capital Deficit" means the excess, if any, of the Target Working Capital over the Closing Date Working Capital.

            (jjj) "Working Capital Surplus" means the excess, if any, of the Closing Date Working Capital over the Target Working Capital.

      Section 1.2 Accounting Terms.All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

      Section 1.3 Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term                                                                     Section
----                                                                     -------
Accounting Referee.....................................................     3.3(c)
Acquisition ...........................................................   Recitals
Agreement..............................................................   Preamble
Assets.................................................................        2.1
Assignment and Assumption Agreement....................................     2.5(c)
Assumed Liabilities....................................................     2.3(b)
Basket.................................................................        7.5
Bill of Sale...........................................................     2.5(a)
Business                                                                  Recitals
Business Licenses......................................................       4.17
Chemicon                                                                  Preamble
Closing Date...........................................................   Preamble
Closing Date Indebtedness..............................................     2.4(e)
Division                                                                  Recitals
Escrow Amount..........................................................  3.2(a)(i)
Excluded Assets........................................................        2.2
Excluded Liabilities...................................................        2.4
Indemnifying Party.....................................................     7.3(a)
Inventory..............................................................     2.1(c)
Joint Confidentiality Agreement........................................     6.6(a)
MCS      ..............................................................   Recitals
Parent   ..............................................................   Preamble
Parties  ..............................................................   Preamble
Party    ..............................................................   Preamble
Preliminary Working Capital............................................     3.3(a)
Purchase Price.........................................................        3.1
Purchaser..............................................................   Preamble
Purchaser Losses.......................................................        7.1
Purchaser Surviving Obligations........................................     7.4(b)
Purchaser Surviving Representations....................................     7.4(b)
Purchaser Working Capital..............................................     3.3(b)
Real Estate Purchase Agreement.........................................   Recitals
Seller.................................................................   Preamble
Seller Losses..........................................................        7.2
Seller Surviving Obligations...........................................     7.4(a)
Seller Surviving Representations.......................................     7.4(a)

Sentigen Biosciences...................................................   Recitals
Serologicals...........................................................   Preamble
Third Party Claim......................................................     7.3(a)
Trademark Assignment Agreement.........................................     2.5(b)
Transferred Employees..................................................     6.2(a)
Transition Services Agreement..........................................   Recitals

                                   ARTICLE II
                                PURCHASE AND SALE

      Section 2.1 Agreement to Purchase and Sell. Subject to the terms and conditions hereof, and except as otherwise specifically provided in this Article II, Seller and Parent, in consideration for the payment of the Purchase Price in accordance with Section 3.2, do hereby, simultaneously with the execution and delivery of this Agreement, grant, sell, assign, transfer and deliver to Purchaser, and Purchaser hereby, simultaneously with the execution and delivery of this Agreement, purchases and acquires from Seller and Parent, all right, title and interest of Seller and Parent in and to all of the assets, properties and rights of Seller and Parent with respect to the Business of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, used by the Division or in the operation of the Business, including without limitation:

            (a) all machinery, equipment, furniture and other tangible and intangible personal property used in the operation of the Business, including, without limitation, the machinery, equipment, furniture and other tangible personal property described on Schedule 2.1(a) hereto;

            (b) all inventories of raw materials, work in process, or finished goods for use in the operation of the Business (the "Inventory"), including without limitation the Inventory listed on Schedule 2.1(b), less any of the Inventory sold in the ordinary course of business after the date of such Schedule;

            (c) all Seller Intellectual Property and Seller Registered Intellectual Property, including without limitation the Seller Intellectual Property listed on Schedule 2.1(c);

            (d) all Assumed Contracts, including without limitation the Assumed Contracts listed on Schedule 4.9;

            (e) all books, records and files relating to the operation of the Business, including but not limited to all production, sales and warranty records related to the Division or the Business;

            (f) all prepaid expenses of the Business other than prepaid insurance premiums;

            (g)   all unfilled customer orders of the Business;

            (h) all rights under any franchises, licenses and permits relating to the operation of the Business;

            (i) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to, or being pursued by, Seller relating to the operation of the Business, whether arising by way of counterclaim or otherwise;

            (j) the Receivables, including without limitation, the Receivables listed on Schedule 2.1(j), less any of such Receivables collected in the ordinary course of business after the date of such Schedule;

            (k) all Licenses, including without limitation, the Licenses listed on Schedule 2.1(k);

            (l) any and all rights and interests granted to the Parent, Seller or the Division pursuant to any Employment Agreement in any Seller Intellectual Property, any Seller Registered Intellectual Property or any non-compete, non-solicitation or similar provision in favor of the Seller, Parent or Division, including, without limitation, pursuant to the Employment Agreements set forth on Schedule 2.1(l); and

            (m) all of Seller's rights, title and interest in the warranties and guaranties affecting the Owned Real Property or parts thereof assigned by Seller pursuant to Section 4(a)(iv) of the Real Estate Purchase Agreement;

      all free and clear of Liens (collectively referred to herein as the "Assets").

    Section 2.2 Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Assets shall not include the following assets, properties and rights of Seller or Parent (collectively, the "Excluded Assets"):

            (a) any cash or cash equivalents;

            (b) all ownership and other rights with respect to the Malavarca Agreement, and any Employment Agreement, and any liabilities relating to the termination by Seller of the Malavarca Agreement, pursuant to Section 4.21;

            (c) any License or similar right that by its terms is not transferable to Purchaser, including those indicated on Schedule 2.1(k) as not being transferable;

            (d) the charter documents of Seller, minute books, stock ledgers, Tax Returns, books of account and other constituent records relating to the corporate organization of Seller;

            (e) all accounting records relating to the Division that were created on or before the Closing Date;

            (f) all personnel and other records created by Seller's or Parent's Human Resources Department that relate to the Division and that were created on or before the Closing Date;

            (g) all master files and data files related to the Division created on the Seller's or Parent's information technology system on or before the Closing Date;

            (h) any Intellectual Property other than the Seller Intellectual Property, the Seller Registered Intellectual Property, and the rights described in Section 2.1(l); and

            (i)   the Owned Real Property.

      Section 2.3 Assumption of Assumed Liabilities.

            (a) Except for the Assumed Liabilities, Purchaser shall not assume, in connection with the transactions contemplated hereby, any liability or obligation with respect to the Assets, the Division or the Business whatsoever, and Seller or Parent, as the case may be, shall be responsible for and shall discharge and timely pay all liabilities and obligations, whether or not accrued and whether or not disclosed.

            (b) Purchaser shall assume the following liabilities and obligations with respect to the Assets, the Division and the Business (collectively, the "Assumed Liabilities"):

                  (i) the accounts payable of the Division incurred in the
            operation of the Business to the extent but only to the extent such accounts payable arose in the ordinary course of business, consistent with past practice and, in accordance with their terms, are not past due on the Closing Date; and

                  (ii) the obligations under the Assumed Contracts to the extent and only to the extent such obligations are not required to be performed prior to the Closing Date, are disclosed on the face of such Assumed Contracts and accrue and relate to the operations of the Business subsequent to the Closing Date.

            (c) Without limiting Parent's and Seller's indemnification obligations set forth in Section 7, Purchaser shall assume all liabilities and obligations with respect to any event, circumstance, or action with respect to the Owned Real Property that first occurred subsequent to the Closing Date.

    Section 2.4 Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 2.3(a), the Assumed Liabilities shall not include, and in no event shall Purchaser assume, agree to pay, or be obligated to discharge or satisfy any liability or obligation hereunder or otherwise have any responsibility for any of the following liabilities or obligations (together with all other liabilities that are not Assumed Liabilities, the "Excluded Liabilities"):

            (a) any liabilities under warranties or otherwise relating to products of the Division or the Business;

            (b) any liabilities incurred in connection with or arising out of or resulting from (A) any provision of any Environmental Law and arising out of, or relating to, (x) any condition of, or the existence of any Hazardous Material on or with respect to, any acquired Asset or the Owned Real Property on or prior to the Closing Date, (y) any act or omission of Seller or its employees, agents or representatives or any prior owner or operator of the Phillipsburg Facility or (z) the ownership, use, control or operation by any Person on or prior to the Closing Date of the Owned Real Property or any of the Assets, including arising from any Release of any Hazardous Material or off-site shipment of any Hazardous Material at or from any real property, plant, facility, site, area or property by any Person or (B) mold or any other environmental matter or condition with respect to the Owned Real Property or any of the Assets;

            (c) any liability or obligations of Seller or Parent in respect of any Taxes including, without limitation, any Taxes arising from or relating to the ownership and operation of the Assets, the Owned Real Property or the Assumed Liabilities on or prior to the Closing Date;

            (d) any liability related to any Lien on the Assets;

            (e) any liability of Seller or the Business for, or relating to, liability for principal, interest, premium and fees or expenses with respect to money borrowed or capital lease obligations to the extent the same is secured by a mortgage, lien or other similar encumbrance on the Assets (the "Closing Date Indebtedness");

            (f) any liability relating to the conduct of the Division prior to the Closing Date arising out of (i) claims made in pending or future suits, actions, investigations, or other legal, governmental or administrative proceedings or (ii) claims based on violations of Law, breach of contract, employment practices, violations of Labor Laws or environmental, health and safety matters or any other actual or alleged failure to perform any obligation;

            (g) any liability pertaining to Excluded Assets, and any asset other than the Assets;

            (h) any liability relating to, resulting from or arising out of any discontinued operations or operations that have been disposed of prior to the Closing Date;

            (i) any liability of Seller or Parent or the Business arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and thereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Seller, Parent or the Division; or

            (j) any liabilities or obligations under or relating to any Seller Benefit Plan, ERISA Affiliate Plan or Employment Agreement, including but not limited to any obligation or liability to make any payment or payments to any Person, including any Governmental Entity, as a result of the Acquisition or otherwise under the Malavarca Agreement.

      Section 2.5 Seller Deliveries. Simultaneously with the execution of this Agreement, Seller is delivering to Purchaser the following:

            (a) executed bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated as of the Closing Date, transferring to Purchaser all of Seller's right, title and interest in and to the Assets, together with possession of the Assets, including the Bill of Sale (the "Bill of Sale") attached hereto as Exhibit 2.5(a);

            (b) executed trademark assignment agreement, transferring to Purchaser all of Seller's right, title and interest in and to the Embryomax trademark and the Specialty Media trade name and related trademark (the "Trademark Assignment Agreement") attached hereto as
      Exhibit 2.5(b);

            (c) documents evidencing the assignment of the Assumed Contracts and the assignment of any assignable Licenses, including the Assignment and Assumption Agreement (the "Assignment and Assumption Agreement") attached hereto as Exhibit 2.5(c);

            (d) Uniform Commercial Code termination statements attached hereto as Exhibit 2.5(d), terminating the security interests with respect to the Assets evidenced by the Uniform Commercial Code financing statements described therein;

            (e)   the Escrow Agreement, attached hereto as Exhibit 2.5(e); and

            (f) all other documents required to be entered into by Seller pursuant hereto or reasonably requested by Purchaser to convey the Assets to Purchaser or to otherwise consummate the transactions contemplated hereby.

      Section 2.6 Purchaser Deliveries. Simultaneously with the execution of this Agreement, Purchaser is delivering to Seller the following:

            (a) the portion of the Purchase Price to be paid on the Closing Date pursuant to Section 3.2(a)(ii), paid and delivered in accordance with such Section;

            (b) documents evidencing the assumption of the Assumed Contracts and the acceptance of the assignable Licenses and the Assumed Liabilities, including the Assignment and Assumption Agreement;

            (c)   the Escrow Agreement; and

            (d) all other documents required to be entered into or delivered by Purchaser at or prior to the Closing Date pursuant hereto or reasonably requested by Seller to convey the Assets to Purchaser or to otherwise consummate the transactions contemplated hereby.

                                   ARTICLE III
                    PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS

      Section 3.1  Purchase Price; Discharge of Mortgage.

            (a) Subject to adjustment pursuant to Section 3.3 and to the indemnification obligations under Section 7.1, the aggregate amount to be paid for the Assets (the "Purchase Price") shall be Six Million Ninety-Five Thousand Dollars ($6,095,000). In addition to the foregoing payment, as consideration for the grant, sale, assignment, transfer and delivery of the Assets, Purchaser shall assume and discharge the Assumed Liabilities.

            (b) Concurrent with the execution and delivery of this Agreement, Purchaser is paying to PNC Bank Two Hundred Forty-Five Thousand Forty-Two Dollars and Eighty-Nine Cents ($245,042.89) in full satisfaction of, the discharge of Loan No. 880237994, which is secured by a mortgage lien on the Owned Real Property.

      Section 3.2 Payment of Purchase Price.

            (a) Simultaneously with the execution and delivery of this Agreement in full satisfaction of the payment of the Purchase Price, Purchaser is:

                  (i) depositing in escrow with the escrow agent identified in the Escrow Agreement, Five Hundred Thousand Dollars ($500,000) (the "Escrow Amount"), which amount shall be held and disbursed in accordance with the terms of the Escrow Agreement;

                  (ii) paying to the Escrow Agent (identified in the Escrow
            Agreement) the amount of Three Thousand Dollars ($3,000), representing the Escrow Agent's fee; and

                  (iii) paying to Seller Five Million Five Hundred Ninety-One
            Thousand Seven Hundred Sixty-Six Dollars and Seventy-Three Cents ($5,591,766.73), the receipt and sufficiency of which the Seller does hereby acknowledge.

            (b) Within five Business Days following the determination of the Closing Date Working Capital in accordance with Section 3.3:

                  (i) If there is a Working Capital Deficit, then Seller shall pay to Purchaser an amount equal to the Working Capital Deficit.

                  (ii) If there is a Working Capital Surplus, then Purchaser shall pay to Seller an amount equal to the Working Capital Surplus.

                  (iii) If a dispute exists between Seller and Purchaser
            regarding the amount of Working Capital Deficit or the Working Capital Surplus, as the case may be, the Party owing payment shall pay to the other Party the uncontested amount prior to the determination of the disputed amount in accordance with Section 3.3(c).

            (c) All payments being made under this Section 3.2 or any other provision hereof are being or shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the party to which the applicable payment is due at least three Business Days prior to the applicable payment date.

      Section 3.3 Adjustment of Purchase Price.

            (a) Preliminary Working Capital. As promptly as practicable following the Closing Date (but in any event within 90 days), Seller shall prepare and deliver to Purchaser a schedule setting forth Seller's determination of the Net Working Capital (the "Preliminary Working Capital"). The Preliminary Working Capital shall set forth by line item the components of Net Working Capital and shall be accompanied by such detail and supporting schedules as may be necessary, or may be reasonably requested by Purchaser to verify Seller's calculations.

            (b) Objections. Purchaser shall have 30 days following receipt of the Preliminary Working Capital during which to notify Seller of any dispute of any item contained in the Preliminary Working Capital, which notice shall set forth in reasonable detail the basis for such dispute and Purchaser's calculations of Net Working Capital (the "Purchaser Working Capital"). In the event Purchaser does not notify Seller of any such dispute within such 30-day period, the Preliminary Working Capital shall be deemed to be the Closing Date Working Capital. Purchaser and Seller shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Closing Date Working Capital shall be prepared in accordance with the agreement of Purchaser and Seller.

            (c) Accounting Referee. If Seller and Purchaser are unable to reach a final resolution of all disputes regarding the Closing Date Working Capital within 45 days after the delivery by Purchaser of a notice of disagreement to Seller, Seller and Purchaser will jointly retain an accounting firm of recognized national standing (the "Accounting Referee") to resolve any remaining disagreements. If Seller and Purchaser are unable to agree on the choice of the Accounting Referee, then the Accounting Referee will be chosen by lot by Seller and Purchaser from between PricewaterhouseCoopers LLP and Ernst & Young LLP, in each case using a partner of the New York, New York or Atlanta, Georgia office of such firms. Seller and Purchaser will direct the Accounting Referee to render a determination and to send notice of such determination to Seller and Purchaser pursuant to the provisions of Section 3.3(b) within 60 days of its retention and Seller and Purchaser, and their respective agents, will cooperate with the Accounting Referee during its engagement. The Accounting Referee will consider only those line items and amounts in the Preliminary Working Capital that are objected to by the Purchaser in Purchaser's objection notice (referred to in Section 3.3(b)) that Seller and Purchaser are unable to resolve. Seller and Purchaser shall each submit a binder to the Accounting Referee promptly (and in any event within 20 days after the Accounting Referee's engagement), which binder shall contain such Party's computation of those line items or amounts contained in the Preliminary Working Capital about which the parties could not resolve any differences and such Party's calculation of Closing Date Working Capital. The

      Accounting Referee shall review such binders and base its determination solely on them; provided, that if a Party fails to submit such a binder, the Accounting Referee shall proceed to determine the Closing Date Working Capital without such binder. In resolving all disputed line items and amounts, the Accounting Referee's determination of Closing Date Working Capital may not exceed the amount of Purchaser's Working Capital set forth on the objection notice and may not be less than the amount of Preliminary Working Capital. The Accounting Referee's determination will be based on the definition of Closing Date Working Capital set forth in this Agreement. The determination of the Accounting Referee of the Closing Date Working Capital will be conclusive and binding upon the parties for all purposes pursuant to this Agreement.

            (d) Expenses. The Purchaser shall bear a percentage of the costs and expenses of the Accounting Referee equal to the difference between the aggregate amount contested by the Purchaser set forth on the objection notice and amounts actually paid to the Purchaser with respect to contested items, as a percentage of the aggregate amount so contested.

            (e) Access and Cooperation. Seller and Purchaser agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation and the calculation of Closing Date Working Capital and in the conduct of the reviews and procedures referred to in this Section 3.3, including the making available, to the extent necessary, of books, records, work papers and personnel.

      Section 3.4 Allocation of Certain Items. With respect to certain expenses incurred with respect to the Assets in the operation of the Business, the following allocations are being made between Seller on the one hand and Purchaser on the other:

            (a) Taxes. Real and ad valorem property taxes are being apportioned based upon the amounts set forth in the current tax bills therefor and the number of days in the taxable period prior to (and including) the Closing Date and in the taxable period following the Closing Date.

            (b) Utilities. Utilities, water and sewer charges are being apportioned based upon the number of Business Days occurring prior to (and including) the Closing Date and following the Closing Date during the billing period for each such charge.

            (c) Workers' Compensation. Seller shall be responsible for and shall pay any and all workers' compensation and other claims asserted by, or with respect to, any employee or former employee of Seller, in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that existed or occurred in whole prior to the Closing Date. Purchaser is responsible for and shall pay any and all workers' compensation and other similar claims asserted by, or with respect to, any employee hired by Purchaser in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that existed or occurred in whole on or after the Closing Date. In the event any injury or other compensable event or occupational illness or disease of an individual who was employed both by Seller prior to the Closing Date and by Purchaser on or following the Closing Date is attributable in part to causes occurring prior to the Closing Date and in part to causes occurring on or after the Closing Date and is the basis of a workers' compensation or other similar claim asserted following the Closing Date, then liability for any such claim shall be equitably apportioned between Seller and Purchaser based on the number of days falling before the Closing Date, on the one hand, and on or after the Closing Date, on the other hand, during which such compensable event or occupational illness or disease existed or was suffered.

      Appropriate cash payments by Purchaser or Seller to the other, as the case may require, shall be made hereunder from time to time as soon as practicable after the facts giving rise to the obligation for such payments are known in the amounts necessary to give effect to the allocations provided for in this Section 3.4; provided, however, that such payments shall not be required to the extent an accrued expense or prepaid expense is adequately reflected with respect to such item on the Closing Date Working Capital.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF Seller AND PARENT

      Seller and Parent hereby jointly and severally represent and warrant to Purchaser as follows as of the date hereof:

      Section 4.1 Organization. Each of Parent and Seller is a corporation duly formed and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on the operation of the Business as now being conducted.

      Section 4.2 Authorization. Each of Parent and Seller has full power and authority to execute and deliver this Agreement and the Seller Ancillary Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by Parent and Seller and the performance by each of Parent and Seller of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Parent and Seller. Each of Parent's and Seller's board of directors has approved the execution, delivery and performance of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Seller Ancillary Documents have been duly executed and delivered by each of Parent and Seller and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement and the Seller Ancillary Documents constitute the valid and binding agreements of Parent and Seller, enforceable against both Parent and Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or law.

      Section 4.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and Seller Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of Seller's or Parent's certificate of incorporation or bylaws, (b) except as set forth on Schedule 4.9, any Assumed Contract or any other contract to which Seller or Parent is a party, (c) any judgment, decree or order of any Governmental Entity to which either Parent or Seller is a party or by which either Seller or any of their respective properties are bound (including without limitation the Assets and the Owned Real Property) or (d) any Law, arbitration award applicable to the Business which Seller, the Assets or the Owned Real Property is subject. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to either Parent or Seller in connection with the execution, delivery or performance of this Agreement or Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

      Section 4.4  Real Property.

            (a) There are no proceedings at law or in equity before Governmental Entity pending or, to Seller's Knowledge, threatened, against or affecting the Owned Real Property or the Seller's title thereto.

            (b) No portion of the Owned Real Property, or any building or improvement located thereon, violates any Law (excluding any Environmental
      Laws) including, without limitation, Laws relating to zoning, building, land use, health and safety, fire, air, sanitation and noise control. Except for the Permitted Exceptions and the existing mortgage on the Phillipsburg Facility attached as Exhibit 4.4(b), no Owned Real Property is subject to (i) Liens, (ii) any governmental decree or order (or, to the Knowledge of Seller, threatened or proposed order) or (iii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

            (c) The improvements and fixtures on the Owned Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. The Owned Real Property constitutes all of the real property utilized by Seller in the operation of the Business.

            (d) There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of Seller, threatened against any of the Owned Real Property or any portion or improvement thereon.

            (e) There are no contracts in effect with respect to the maintenance and operation of the Owned Real Property which would be binding on Purchaser or otherwise cancelable without penalty on not more than one month's notice.

            (f) There are no leases affecting the Owned Real Property.

            (g) As of the Closing Date, Seller is not a party to any agreement (written or oral) granting any rights of possession to any third party, and Seller has not executed any agreement of sale, option agreement, right of first refusal or lease with respect to the Owned Real Property.

            (h) All sums payable by reason of any labor or materials heretofore furnished with respect to the Owned Real Property have been, or in the ordinary course of business will be, paid, and Seller does not have Knowledge of any material dispute in connection therewith.

            (i) Seller is not a "foreign person" under the Foreign Investment in Real Property Tax Act of 1980, and upon consummation of the transactions contemplated hereby, Purchaser will not be required to withhold any withholding tax from any payment made under the Real Estate Purchase Agreement.

            (j) Seller has not received any written notice from any insurance company or inspection or rating bureau setting forth any requirements as a condition to the continuation of any insurance coverage or with respect to the Premises or the continuation thereof at premium rates existing at present.

            (k) Seller has not made an assignment for the benefit of creditors, nor has Seller filed, or had filed against it, any petition for bankruptcy.

      Section 4.5 Title to Assets; Related Matters. The Assets constitute all of the assets necessary and sufficient to conduct the operations of the Business in accordance with Seller's past practices. Except as set forth on Schedule 4.5(a), Seller is conveying to Purchaser good and marketable title to the Assets, free and clear of all Liens. All equipment and other items of tangible personal property and assets included in the Assets (a) are in good operating condition, in a state of good maintenance and repair, ordinary wear and tear excepted, (b) are usable in the regular and ordinary course of business and (c) conform to all applicable Laws. Except as set forth on Schedule 4.5(a), no Person other than Seller owns any equipment or other tangible personal property or assets situated on the Owned Real Property. Schedule 4.5(b) sets forth a true, correct and complete list and general description of each item of tangible personal property included in the Assets having a book value of more than $5,000.

      Section 4.6 Inventory. The Inventory (a) was acquired and is sufficient for the operation of the Business in the ordinary course consistent with past practice, (b) consists of items that are good and merchantable within normal trade tolerances, (c) is of a quality and quantity presently usable or saleable in the ordinary course of business of the Business, (d) is valued on the books and records of Seller at the lower of cost or market with the cost determined under the first-in-first-out inventory valuation method consistent with past practice and (e) is subject to reserves determined in accordance with GAAP consistently applied.

      Section 4.7 Financial Statements. Seller has delivered to Purchaser the Financial Statements. The Financial Statements have been prepared from, and are in accordance with, the books and records of Seller, related to the operation of the Business, which books and records are maintained in accordance with GAAP consistently applied throughout the periods indicated, and such books and records have been maintained on a basis consistent with the past practice of Seller. Each schedule of balance sheet accounts included in the Financial Statements fairly presents the assets and liabilities of the Division included therein as of the date of such schedule, and each pro forma statement of operations included in the Financial Statements fairly presents the results of operations of the Division for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved (except for the absence of footnotes). Since September 30, 2004, there has been no material change in any accounting (or tax accounting) policy, practice or procedure of Seller with respect to the Business or the Division.

      Section 4.8 Legal Proceedings. Except as set forth on Schedule 4.8, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of Seller or Parent, threatened against Seller or Parent, related to or affecting the transactions contemplated by this Agreement, the Business, the Assets or the Assumed Liabilities before any Governmental Entity.

      Section 4.9 Contracts. Schedule 4.9 sets forth a true, correct and complete list of the following contracts currently in force, or under which Seller has continuing liabilities and/or obligations, used by the Division or in the operation of the Business:

            (a) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible);

            (b) all contracts and agreements that limit or restrict Seller or any officers or key employees of Seller from engaging in any business in any jurisdiction;

            (c) all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets requiring the payment by Seller of an amount in excess of $10,000;

            (d) all contracts and agreements granting any Person a Lien on all or any part of any Assets;

            (e) all contracts and agreements for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

            (f) all contracts and agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any Assets;

            (g) all contracts and agreements with any agent, distributor or representative that is not terminable without penalty on 30 days' or less notice;

            (h) all contracts and agreements for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

            (i) all contracts, Licenses and agreements to which Seller is a party (i) pursuant to which any Seller Intellectual Property is licensed or transferred to any third party (other than end user Licenses in the ordinary course of business) or (ii) pursuant to which a third party has licensed or transferred any Seller Intellectual Property to Seller;

            (j) all contracts providing for the indemnification or holding harmless of any officer, director, employee or other Person;

            (k) all joint venture or partnership contracts and all other contracts providing for the sharing of any profits;

            (l) all contracts with customers for the provision of goods or services by the Division or the Business;

            (m) all outstanding powers of attorney empowering any Person to act on behalf of Seller with respect to the affairs of the Division or the Business;

            (n) all contracts relating to any co-operative organization or franchise organization; and

            (o) all existing contracts and commitments (other than those described in subsections (a) through (n) of this Section 4.9) to which Seller is a party or by which its properties or assets are bound (i) involving an annual commitment or annual payment to or from Seller of more than $10,000 individually or (ii) that is material to the Business, individually or in the aggregate.

True, correct and complete copies of all Assumed Contracts have been made available to Purchaser. The Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to Seller and to the Knowledge of Seller, each other party to such Assumed Contracts. There is no existing default or breach of Seller or, to the Knowledge of Seller, any other party under any Assumed Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach). Except in the ordinary course of business, Seller is not participating in any discussions or negotiations regarding modification of or amendment to any Assumed Contract or entry in any new material contract applicable to the Business, the Assets or the Assumed Liabilities. Schedule 4.9 identifies with an asterisk each Assumed Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby, including the assignment of such Assumed Contract to Purchaser. Seller has obtained all such consents or notices, which are as of the Closing Date in full force and effect, and has provided to Purchaser true, correct and complete copies of all such consents and notices.

    Section 4.10 Officers, Employees and Independent Contractors. Schedule
4.10 contains a true and complete list of (a) all of the Division Employees, specifying their name, title, date of hire, length of employment, current annual salary rate and all other compensation and fringe benefits, and accrued salary, benefits and vacation time, exempt/non-exempt status under the FLSA, and (b) all independent contractors used by the Division or the Business, specifying the name of the independent contractor, type of labor, fees paid to such independent contractor for calendar year 2004, and (c) the name of any officer, other employee or independent contractor who is subject to any Employment Agreement. Except as set forth on Schedule 4.10, Seller is not a party to or bound by any Employment Agreement related to the Business. Seller has provided to Purchaser true, correct and complete copies of each such Employment Agreement.

      Section 4.11 Labor Relations. Except as set forth on Schedule 4.11 with respect to the operation of the Business:

            (a) none of Seller's employees, since becoming employees of Seller, have been, and none are, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Entity;

            (b) no representation election petition or application for certification has been filed by employees of Seller or is pending with the NLRB or any other Governmental Entity and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of Seller has occurred, is in progress or, to the Knowledge of Seller, is threatened;

            (c) no labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of Seller has occurred, is in progress or, to the Knowledge of Seller, has been threatened;

            (d) no citation has been issued under OSHA against Seller and no notice of contest, claim, complaint, charge, investigation, or other administrative enforcement proceeding involving Seller has been filed or is pending or, to the Knowledge of Seller, threatened against Seller under OSHA or any other applicable Labor Law relating to occupational safety and health at the Phillipsburg Facility or related to the employees of the Business;

            (e) Seller has not taken any action that could constitute a "mass layoff", "mass termination" or "plant closing" within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal Law;

            (f) no wrongful discharge, discrimination, harassment, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between Seller and any of its employees has been filed or is pending or, to the Knowledge of Seller, threatened against Seller under any applicable Labor Law; and

            (g) Seller is in compliance with all applicable Labor Laws as they relate to the Business, except to the extent that such non-compliance would not have a Material Adverse Effect.

      Section 4.12 Environmental, Health and Safety Matters. Except as set forth on Schedule 4.12 with respect to the Assets and the operation of the Business:

            (a) Except as would not have a Material Adverse Effect, Seller possesses all permits and approvals required under, and is in compliance with, all Environmental Laws, and Seller is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws or contained in any other Law, or any notice or demand letter issued thereunder;

            (b) Seller has not received written notice of actual or threatened liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any third party and, to Seller's Knowledge, there is no fact or circumstance that could form the basis for the assertion of any claim against Seller under any Environmental Law, including CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location;

            (c) Seller has not entered into or agreed to enter into, and Seller has no present intent to enter into, any consent decree or order, and Seller is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law;

            (d) To Seller's Knowledge, Seller is not subject to any claim, obligation, liability, loss, damage or expense incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of any employee, agent or representative of the Business or arising out of the ownership, use, control or operation by Seller of any of the Assets or the Owned Real Property from which any Hazardous Material was Released;

            (e) Seller has provided Purchaser access to review true, correct and complete copies of all reports, correspondence, memoranda, computer data and similar information in Seller's possession relating to environmental matters relating to the Assets or the Owned Real Property;

            (f) No improvement or equipment included in the Assets or the Owned Real Property contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, landfills, sumps or other containers on or under any Asset or the Owned Real Property other than in compliance with all Environmental Laws;

            (g) Seller has not been alleged by any Governmental Entity to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, or paid any fines or penalties pursuant to, applicable Environmental Laws at any time during the past five (5) years; and

            (h) Seller has not imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Material other than in compliance with all Environmental Laws.

      Section 4.13 Intellectual Property.

            (a) Seller owns exclusively and has good title to all Seller Intellectual Property and Seller Registered Intellectual Property free and clear of all Liens.

            (b) Schedule 2.1(c) contains a list of all Seller Registered Intellectual Property. Seller has made available to Purchaser correct and complete copies of all documents evidencing Seller Intellectual Property.

            (c) No Seller Intellectual Property or product or service of the Business related to Seller Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation. Each item of Seller Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with Seller Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Seller Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Seller Registered Intellectual Property.

            (d) Seller owns and has good and exclusive title to, or has licenses (sufficient for the conduct of the Business as currently conducted and as proposed to be conducted) to, each item of Seller Intellectual Property, free and clear of any Lien; Seller is the exclusive owner of all trademarks and service marks, trade names and domain names used in connection with the operation or conduct of the Business, including the sale of any products by the Business, free and clear of all Liens; and Seller's licensing of any of its trademarks and service marks has been subject to commercially reasonable quality control of Seller and Seller has exercised that quality control in a consistent and commercially reasonable manner.

            (e) Seller owns exclusively and has good title to all copyrighted works used in the Business free and clear of all Liens. Schedule 4.13(e) lists all works of original authorship used in the operation of the Business and prepared by or on behalf of Seller (including software programs) by title, version number, author(s) and publication date (if any), regardless of whether Seller has obtained or is seeking a copyright registration for such works.

            (f) Without limiting the generality of Section 4.13(a), to the extent that any Seller Intellectual Property has been developed or created by a third party for Seller, Seller has a written agreement with such third party with respect thereto and Seller thereby has obtained ownership of and is the exclusive owner of all of such third party's Intellectual Property in such work, material or invention.

            (g) Without limiting the generality of Section 4.13(a), to the extent that any Seller Intellectual Property was: (i) developed by Seller's employees, each such employee was working within the scope of his or her employment at the time of such development and, except as set forth on Schedule 4.13(g), has executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed and that will convey to Seller all intellectual or other property rights in such Seller Intellectual Property; (ii) developed by agents, consultants, contractors or others, such agents, consultants, contractors or others have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller ownership of all intellectual property rights in such Seller Intellectual Property; or (iii) acquired by Seller in connection with acquisitions, Seller obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Seller Intellectual Property. Seller has not received notice from any third party claiming any right, title or interest in Seller Intellectual Property.

            (h) The operation of the Business as it is currently conducted, including Seller's design, development, marketing and sale of the products of the Business (including with respect to products currently under development), to the Knowledge of Seller has not and does not infringe or misappropriate in any manner the Intellectual Property of any third party or, to the Knowledge of Seller, constitute unfair competition or trade practices under the Laws of any jurisdiction.

            (i) To the Knowledge of Seller, no Person has or is infringing or misappropriating any Seller Intellectual Property.

            (j) Without limiting the generality of Section 4.13(a), except as set forth on Schedule 4.13(j), Seller has taken reasonable steps to protect the rights of Seller in the Confidential Information and any trade secret or confidential information of third parties used in the Business, and, except under confidentiality obligations, there has not been any disclosure by Seller of any Confidential Information or any such trade secret or confidential information of third parties.

            (k) Seller has not granted any license, sublicense or similar right with respect to Seller Intellectual Property;

            (l) Without limiting the generality of Section 4.13(a), to the Knowledge of Seller, Seller is not obligated to pay a royalty, grant a license (including pass through licenses), or provide other consideration (including pass through rights) to any third party in connection with the Seller Intellectual Property;

            (m) Seller owns without Lien or restriction, or has the full legal right (which right is assignable to Purchaser) to use, all (i) cell lines,
      (ii) biological and chemical assays, (iii) chemical and biological reagents, and (iv) media and sera used in any respect in the conduct the Business;

            (n) Seller owns without Lien or restriction, or has the full legal right (which right is assignable to Purchaser) to use, all products and services offered in the conduct of the Business.

      Section 4.14 Software.

            (a) Schedule 4.14(a) sets forth a true and complete list of: (i) Seller Software, and (ii) all technical and restricted materials relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used in connection with the operation of the Business.

            (b) The use of Seller Software does not breach any term of any license or other contract between Seller and any third party. Seller is in compliance in all material respects with the terms and conditions of all license agreements in favor of Seller relating to Seller Software.

            (c) Seller has not granted rights in Seller Software to any third party.

    Section 4.15 Customer Relations. Schedule 4.15 contains a complete and accurate list of the names and addresses of the ten largest customers of the Business. Seller maintains good commercial relations with each of the ten largest customers of the Business and, to the Knowledge of Seller, no event has occurred that could materially and adversely affect Seller's relations with any such customer. None of the ten largest customers of the Business has informed Seller that it will decrease such customer's purchase of the Business' products. None of the Business's ten largest customers have provided any notice and Seller does not possess any Knowledge to the effect that any such customer or any of Seller's top ten suppliers may terminate or materially alter its business relations with Seller, either as a result of the transactions contemplated hereby or otherwise. Purchaser acknowledges and agrees that Seller has not informed any of the ten largest customers of the Division of the transaction contemplated hereby.

    Section 4.16 Receivables. A schedule of the Receivables of Seller as of December 31, 2004, showing the amount of such Receivable and an aging of amounts due thereunder, is attached hereto as Schedule 2.1(j). Except as set forth on
Schedule 2.1(j), to the Knowledge of Seller, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding and none of the Receivables have been made subject to an assignment for the benefit of creditors. Except as set forth on Schedule 2.1(j), all Receivables (i) are valid, existing and collectible in a manner consistent with Seller's past practice without resort to legal proceedings or collection agencies, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (iii) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien (including without limitation any Inventory return or similar credit). Except as set forth on Schedule 2.1(j), there are no disputes regarding the collectibility of any such Receivables. Seller has not factored any Receivables and the Receivables are not subject to any Liens.

    Section 4.17 Licenses. Schedule 2.1(k) is a true and complete list of all Licenses held by Seller and used in the operation of the Business. Seller owns or possesses all Licenses that are necessary to enable it to carry on the Business as presently conducted (the "Business Licenses"). All Business Licenses are valid, binding and in full force and effect. The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any Business License. Seller has taken all necessary action to maintain each Business License, except where the failure to so act shall not have a Material Adverse Effect on Seller or the Business. No loss or expiration of any Business License is pending or, to the Knowledge of Seller, threatened (other than expiration upon the end of any term). Schedule 2.1(k) identifies with an asterisk each Business License set forth therein which by its terms cannot be transferred to Purchaser on the Closing Date.

      Section 4.18 Product and Service Warranties. Except as set forth on
Schedule 4.18, Seller does not make any express warranty or guaranty as to goods sold, or services provided by, the Business.

      Section 4.19 Brokers, Finders and Investment Bankers. Neither Seller, nor any officer, member, director or employee of Seller nor any Affiliate of Seller, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby.

      Section 4.20 Conduct of Business by Seller. Since September 30, 2004, Seller has operated the Business and the Division in the ordinary course of business.

      Section 4.21 Termination of Malavarca Agreement. Seller has terminated the Malavarca Agreement and received a release from Mr. Malavarca covering any and all claims arising under or related to the Malavarca Agreement that Mr. Malavarca could otherwise assert against Parent, Seller or Purchaser.

                                    ARTICLE V
     REPRESENTATIONS AND WARRANTIES OF PURCHASER, SEROLOGICALS AND CHEMICON

      Purchaser, Serologicals and Chemicon hereby jointly and severally represent and warrant to Seller as follows:

      Section 5.1 Organization. Each of Purchaser, Serologicals and Chemicon is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is a wholly-owned subsidiary of Chemicon.

      Section 5.2 Authorization. Each of Purchaser, Serologicals and Chemicon has full corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by Purchaser, Serologicals and Chemicon, the performance by Purchaser, Serologicals and Chemicon of their obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Purchaser,

Serologicals and Chemicon. This Agreement and the Purchaser Ancillary Documents have been duly executed and delivered by each of Purchaser, Serologicals and Chemicon and constitute the valid and binding agreements of each of Purchaser, Serologicals and Chemicon enforceable against each of Purchaser, Serologicals and Chemicon in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

      Section 5.3 Defaults, Consents, Etc. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a material violation by Purchaser, Serologicals or Chemicon of, or constitute a default by, Purchaser, Serologicals or Chemicon under, any material contractual obligation of Purchaser, Serologicals or Chemicon or any legal requirement applicable to the Purchaser, Serologicals or Chemicon. No approval, consent, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any governmental authority or any other person, including without limitation, any party to any contractual obligation of the Purchaser, Serologicals or Chemicon, is required to be made by or on behalf of the Purchaser, Serologicals or Chemicon for the execution, delivery or performance of this Agreement by the Purchaser, Serologicals or Chemicon, except for those contemplated hereby or which have been or will be obtained or for which waivers will be obtained prior to the Closing Date.

      Section 5.4 Brokers, Finders and Investment Bankers. Neither Purchaser, Serologicals, Chemicon nor any officer, member, director or employee of Purchaser, Serologicals nor any Affiliate of Purchaser, Serologicals or Chemicon, have employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby.

      Section 5.5 Disclosure of Information. Each of Purchaser, Serologicals and Chemicon has had an opportunity to visit and inspect the Business and the assets of the Division, to receive all additional information related to the Seller requested by it and to ask questions of and receive answers from the Seller regarding the Business and the Division. Prior to the execution of this Agreement, Seller has delivered to the Purchaser true and complete copies of all documents or instruments identified or referred to in the Schedules. Such visits, inspections, questions, investigations and deliveries do not and will not constitute adequate disclosure of those facts required to be disclosed on any Schedule to this Agreement, and notice of their contents (other than by express reference on a Schedule) will in no way limit the Seller's and Parent's other obligations or the Purchaser's rights under the Agreement.

                                   ARTICLE VI
                        CERTAIN COVENANTS AND AGREEMENTS

      Section 6.1 Public Announcements. Seller shall not, without the prior written consent of Purchaser, make any public announcement regarding this Agreement or the transactions contemplated hereby, except as may be required by Law; provided, that to the extent practicable,

Seller shall give the Purchaser advance notice of any public announcement regarding this Agreement or the transactions contemplated hereby that is required by Law.

      Section 6.2 Employees.

            (a) Schedule 4.10 lists all of the Division Employees as of the Closing Date. Subject to the consummation of the transactions contemplated by this Agreement. Seller will terminate employment of the Division Employees as of the Closing Date and Purchaser shall offer employment to each Division Employee at substantially the same rate of salary or wages and, to the extent practicable, for the same position as the Division Employee had with Seller immediately prior to the Closing. Division Employees who accept Purchaser's offer of employment are herein referred to as "Transferred Employees." Notwithstanding the foregoing, Purchaser retains the right to terminate the employment of any Transferred Employee or to change the terms and conditions of the employment of any Transferred Employee following the Closing.

            (b) Purchaser and its Affiliates will recognize all service of the Transferred Employees with Seller for purposes of determining the period of employment of any Transferred Employee under any vacation, severance, sick leave or other paid time off plan, as well as for determining other entitlements and terms of employment affected by seniority under the employment policies of Purchaser and its Affiliates.

            (c) Purchaser and its Affiliates shall (1) waive any limitations regarding pre-existing conditions and eligibility waiting periods under any health benefit plan maintained for the benefit of Transferred Employees (and their covered dependents), but only to the extent Seller's health benefit plans waived any such limitations or waiting periods, and
      (2) subject to the Seller's performance of its obligations set forth in the following sentence, provide the Transferred Employees (and their covered dependents) with credit for any co-payments and deductibles paid from the first date of the applicable coverage period in which the Closing occurs until the Closing Date for the purposes of satisfying any applicable co-payments, deductibles or out-of-pocket requirements under the health plans of Purchaser and its Affiliates during the balance of the coverage period for such plans in effect on the Closing Date. Seller shall cause its plan administrator to provide to Purchase as soon as practicable following the Closing a schedule setting forth the amounts of co-payments and deductibles incurred by the Transferred Employees for that portion of Seller's current fiscal year ending on the Closing Date.

            (d) Effective as of the Closing, all Transferred Employees will cease to be participants in the Seller Benefit Plans and will become participants in any corresponding plans of Purchaser and its Subsidiaries, including, without limitation, group health and other welfare benefit plans.

            (e) On the Closing Date, Seller shall determine the amount owed by Seller to the Transferred Employees with respect to accumulated sick pay and accrued vacation, holiday or other paid time off as of the Closing Date pursuant to Seller's policies regarding such matters and shall make full payment therefor to such employees.

      Section 6.3 Reserved.

      Section 6.4 Insurance. If requested by Purchaser, Seller shall in good faith cooperate with Purchaser and take all actions reasonably requested by Purchaser that are necessary or desirable to permit Purchaser to have available to it the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of Seller that are currently in force. All costs relating to the actions described in this Section 6.4 shall be borne solely by Purchaser.

      Section 6.5 Name Change. As promptly as practicable following the date hereof, Seller and Parent shall remove any reference to the name "Specialty Media", or any other trade name used by Seller or Parent in the conduct or operation of the Business from their signage, stationary, business cards, website and the like.

      Section 6.6 Non-Competition.

            (a) Confidential Information. The Parties acknowledge the execution and delivery of that certain Joint Confidentiality Agreement dated as of June 15, 2004, between Parent and Serologicals (the "Joint Confidentiality Agreement"). The Parties hereby agree to abide by the terms of such Joint Confidentiality Agreement with respect to any Confidential Information of the other obtained by them in connection with the transactions contemplated by this Agreement.

            (b) Noncompetition. Neither Seller nor Parent nor any of their respective affiliates shall, during the Noncompete Period, in any manner, directly or indirectly or by assisting any other Person, engage in, have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting or other nature) to any Person that provides or sells products or services similar to those of the Business; provided, however, that notwithstanding the foregoing, Seller and Parent shall be permitted to engage in the MCS Business and the Sentigen Biosciences Business.

            (c) Severability. In the event a judicial or arbitral determination is made that any provision of this Section 6.6 constitutes an unreasonable or otherwise unenforceable restriction against the Purchaser or Seller the provisions of this Section 6.6 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Purchaser or Seller. In this regard, any judicial authority construing this Agreement shall be empowered to sever any prohibited business activity or any time period from the coverage of this Section 6.6 and to apply the provisions of this Section 6.6 to the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 6.6 is determined not to be specifically enforceable, the Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Seller. The time period during which the prohibitions set forth in this Section
      6.6 shall apply shall be tolled and suspended for a period equal to the aggregate time during which Seller violates such prohibitions in any respect.

            (d) Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Section 6.6 shall be inadequate and the Purchaser, Seller or Parent, as the case may be, shall be entitled to injunctive relief in addition to any other remedy the Purchaser, Seller or Parent, as the case may be, might have hereunder.

      Section 6.7 Record Retention and Access. The Parties agree as follows with respect to the documents and records of the Division.

            (a) During the Transition Period (as defined in the Transition Services Agreement) and for a period of five years thereafter, Seller shall provide Purchaser with access to and copies of such records at such location(s) as Seller and Purchaser shall mutually agree, at such time(s) as Seller and Purchaser shall mutually agree; provided, that, any such copies shall be made at the expense of Purchaser.

            (b) Purchaser shall provide Seller with access to and copies of such records at such location(s) as Seller and Purchaser shall mutually agree, at such time(s) as Seller and Purchaser shall mutually agree.

            (c) Seller shall use commercially reasonable efforts to provide to Purchaser, as promptly as practicable following the Closing Date and in any event no later than 60 days following the Closing Date, a copy of the master and data files in a format compatible with the Purchaser's information technology system.

      Section 6.8 Confidential Information. Purchaser acknowledges that it may have received or may receive Confidential Information (as defined in the Joint Confidentiality Agreement) of Seller or Parent that is not an Asset and Purchaser agrees that, subject to the terms, conditions, limitations, time periods and provisions of the Joint Confidentiality Agreement, Purchaser is not obtaining any ownership interest in any such Confidential Information that is not otherwise an Asset and will not use or disclose any Confidential Information except as may be permitted by the Joint Confidentiality Agreement.

                                   ARTICLE VII
                                 INDEMNIFICATION

      Section 7.1 Indemnification Obligations of Seller. Subject to Section 7.2, Seller and Parent shall, jointly and severally, indemnify, defend and hold harmless Purchaser Indemnified Parties from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

            (a) the Excluded Liabilities other than those Excluded Liabilities enumerated in Section 2.4(b);

            (b) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement or the Seller Ancillary Documents;

            (c) any breach of any covenant, agreement or undertaking made by Seller in this Agreement or the Seller Ancillary Documents;

            (d) any fraud, willful misconduct or bad faith of Seller in connection with this Agreement or the Seller Ancillary Documents;

            (e) non-compliance by the Parties with any applicable bulk sales Law; or

            (f) any Environmental Conditions present on, at or underlying the Owned Real Property on or prior to the Closing Date, excluding losses arising out of the presence of Hazardous Materials that have migrated or are migrating on to the Owned Real Property form property owned by a third party.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred of the Purchaser Indemnified Parties including, without limitation, (i) amounts paid in settlement, costs of investigation, reasonable attorneys' fees and expenses; (ii) the expenses and costs of any litigation necessary to establish the merits and amount of any direct claim made by any Purchaser Indemnified Party in such proportion (including all of such expenses and costs) as determined by the judge or arbitrator in such proceeding based on the amount of the indemnification sought by such Purchaser Indemnified Party in such proceeding and the amount of indemnification awarded by the judge or arbitrator in such proceeding; and (iii) the expenses and costs of any litigation necessary to establish the merits and amount of any direct claim made by any Purchaser Indemnified Party in such proportion (including all of such expenses and costs) as determined by the judge or arbitrator in such proceeding based on the amount of the indemnification sought by such Purchaser Indemnified Party in such proceeding and the amount of indemnification awarded by the judge or arbitrator in such proceeding, described in this Section 7.1 as to which Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as "Purchaser Losses".

      Section 7.2 Indemnification Obligations of Purchaser. Purchaser, Serologicals and Chemicon shall, jointly and severally, indemnify and hold harmless Seller Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

            (a)   the Assumed Liabilities;

            (b) any breach or inaccuracy of any representation or warranty made by Purchaser, Chemicon or Serologicals in this Agreement or in any Purchaser Ancillary Document;

            (c) any breach of any covenant, agreement or undertaking made by Purchaser, Chemicon or Serologicals in this Agreement or in any Purchaser Ancillary Document; or

            (d) any fraud, willful misconduct or bad faith of Purchaser, Chemicon or Serologicals in connection with this Agreement or Purchaser Ancillary Documents.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred of the Seller Indemnified Parties including, without limitation, (i) amounts paid in settlement, costs of investigation, reasonable attorneys' fees and expenses; (ii) the expenses and costs of any litigation necessary to establish the merits and amount of any direct claim made by any Seller Indemnified Party in such proportion (including all of such expenses and costs) as determined by the judge or arbitrator in such proceeding based on the amount of the indemnification sought by such Seller Indemnified Party in such proceeding and the amount of indemnification awarded by the judge or arbitrator in such proceeding; and (iii) the expenses and costs of any litigation necessary to establish the merits and amount of any direct claim made by any Seller Indemnified Party in such proportion (including all of such expenses and costs) as determined by the judge or arbitrator in such proceeding based on the amount of the indemnification sought by such Seller Indemnified Party in such proceeding and the amount of indemnification awarded by the judge or arbitrator in such proceeding, described in this Section 7.2 as to which Seller Indemnified Parties are entitled to indemnification are collectively referred to as "Seller Losses".

      Section 7.3 Indemnification Procedure.

            (a) Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding (a "Third-Party Claim") with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or any Seller Losses (as the case may be), such Indemnified Party shall notify Purchaser or Parent, as the case may be (the "Indemnifying Party"), of the Indemnified Party's receipt of such notice; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder with respect to a Third-Party Claim except to the extent that the Indemnifying Party demonstrates that the defense of such Third-Party Claim has been actually prejudiced by the Indemnified Party's failure to give such notice. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 20 days thereafter to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, then any Purchaser Losses or any Seller Losses (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred; provided, however, that any Purchaser Losses or any Seller Losses (as the case may be) shall not include the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction with respect to any single Third-Party Claim. In any Third-Party Claim for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party's own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any Third-Party

      Claim that it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

            (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 7.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (x) such settlement, compromise or consent includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

            (c) In the event an Indemnified Party claims a right to payment pursuant hereto (other than pursuant to Section 7.3(a)), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 7.3(c), it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 7.4. In the event the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article VII, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

      Section 7.4 Claims Period. The Claims Periods hereunder shall begin on the date hereof and terminate as follows:

            (a) with respect to Purchaser Losses arising under (i) Section 7.1(b) with respect to any breach or inaccuracy of any representation or warranty in Section 4.2 (Authorization), the second sentence of Section
      4.5 (Title to Assets; Related Matters), and Section 4.19 (Brokers, Finders and Investment Bankers) (collectively, the "Seller Surviving Representations") or (ii) Sections 7.1(a), 7.1(c), 7.1(d) and 7.1(e) (collectively, the "Seller Surviving Obligations"), the Claims Period shall continue indefinitely;

            (b) with respect to Seller Losses arising under (i) Section 7.2(b) with respect to any breach or inaccuracy of any representation or warranty in Section 5.2 (Authorization), and Section 5.4 (Brokers, Finders and Investment Bankers) (collectively, the "Purchaser Surviving Representations"), or (ii) Sections 7.2(a), 7.2(c) and 7.2(d) (collectively, the "Purchaser Surviving Obligations"), the Claims Period shall continue indefinitely; and

            (c) with respect to all other Purchaser Losses or Seller Losses arising hereunder, the Claims Period shall terminate on the date that is two years following the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

      Section 7.5 Liability Limits. Notwithstanding anything to the contrary set forth herein, Purchaser Indemnified Parties shall not make a claim against Seller for indemnification under this Article VII for Purchaser Losses, and Seller Indemnified Parties shall not make a claim against Purchaser for indemnification under this Article VII for Seller Losses, unless and until the aggregate amount of such Purchaser Losses or Seller Losses, as the case may be, exceeds $100,000 (the "Basket"), in which event Purchaser Indemnified Parties may claim indemnification for all Purchaser Losses, or Seller Indemnified Parties may claim indemnification for all Seller Losses, as the case may be, including the initial $100,000; provided, however, the Seller Surviving Obligations, the Seller Surviving Representations, the Purchaser Surviving Obligations, and the Purchaser Surviving Representations shall not be subject to the Basket. Seller's maximum liability for all Purchaser Losses, and Purchaser's maximum liability for all Seller Losses, as the case may be, shall be equal to the Purchase Price.

      Section 7.6 Investigations. The respective representations and warranties of the Parties contained in this Agreement or any certificate or other document delivered by any Party at or prior to the Closing Date and the rights to indemnification set forth in Article VII shall not be deemed waived or otherwise affected by any investigation made, or knowledge acquired, by a Party.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

      Section 8.1 Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

      To Purchaser,
      Serologicals or
      Chemicon:            Chemicon Specialty Media, Inc.
                           5655 Spalding Drive
                           Norcross, Georgia 30092
                           Attn: Philip Theodore
                           Telecopy No.:(678) 728-2020

      with a copy to:      King & Spalding LLP
                           191 Peachtree Street
                           Atlanta, Georgia  30303-1763
                           Attn: G. Roth Kehoe II
                           Telecopy No.:(404) 572-5136

      To Seller
      or Parent:           Sentigen Holding Corp.
                           445 Marshall Street
                           Phillipsburg, New Jersey 08865
                           Attn: Joseph K. Pagano
                           Telecopy No.(908) 454-4792

      with a copy to:      Fulbright & Jaworski LLP
                           666 Fifth Avenue
                           New York, New York 10103
                           Attn: Merrill M. Kraines
                           Telecopy No.:(212) 318-3400

or to such other representative or at such other address of a party as such party may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed by telephone, (c) on the first Business Day following delivery to a national overnight courier service or (d) on the fifth Business Day following it being mailed by registered or certified mail.

      Section 8.2 Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

      Section 8.3 Assignment; Successors in Interest. No assignment or transfer by any Party of such Party's rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided, that Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

      Section 8.4 Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

      Section 8.5 Controlling Law; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

      Section 8.6 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

      Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

      Section 8.8 Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

      Section 8.9 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

      Section 8.10 Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto, except for the following:

            (a) the Joint Confidentiality Agreement;

            (b) that certain Letter Agreement, dated as of December 14, 2004, by and between Purchaser and Parent;

            (c) the Real Estate Purchase Agreement;

            (d) the Bill of Sale;

            (e) the Trademark Assignment Agreement;

            (f) the Assignment and Assumption Agreement; and

            (g) the Escrow Agreement.

      Section 8.11 Compliance with Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the "bulk sales," "bulk transfers" or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

      Section 8.12 Further Assurances. Each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

      Section 8.13 Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) Seller shall pay the fees, costs and expenses of Seller incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of financial advisors, accountants and counsel to Seller.

      Section 8.14 Arbitration. Any dispute among the Parties relating to this Agreement, other than those disputes relating to and resolved pursuant to
Section 3.3, shall be resolved in accordance with the arbitration provisions of this Section 8.14.

            (a) Any controversy, claim or question or interpretation arising out of or relating to this Agreement or the breach thereof shall be finally settled by arbitration in the State of New York, under the then-effective Commercial Arbitration Rules of the American Arbitration Association as modified by this Agreement, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The award rendered by the arbitrators shall be final and binding on the Parties and not subject to further appeal. Such arbitration can be initiated by written notice by Seller to Purchaser or by Purchaser to Parent, which notice shall identify the claimant's selected arbitrator. The Party receiving such notice shall identify its arbitrator within five Business Days following its receipt of such notice. The arbitrator selected by the claimant and the arbitrator selected by the respondent shall, within five business days of their appointment, select a third neutral arbitrator. Upon selection of the third arbitrator, all arbitrators shall become neutral. The arbitrators shall have the authority to award any remedy or relief that a court in the State of New York could order or grant, including specific performance of any obligation created under this Agreement, the issuance of injunctive or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitration award will be in writing.

            (b) It is the intent of the Parties that any arbitration shall be concluded as quickly as practicable (but, barring extraordinary circumstances, in any event not more than 20 days after the date the third arbitrator is selected). Unless the Parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use their best efforts to issue the final award or awards within a period of five Business Days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 8.14 shall not be a basis for challenging the award.

            (c) Each Party hereby agrees that any legal proceeding instituted to enforce an arbitration award hereunder will be brought in the U.S. federal or state courts situated in the State of New York.

            IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

                                          CHEMICON SPECIALTY MEDIA, INC.

                                          /s/  Harold W. Ingalls
                                          Title: Vice President, Finance, and
                                                 Chief Financial Officer

                                          CHEMICON INTERNATIONAL, INC.

                                          /s/  Harold W. Ingalls
                                          Title: Vice President, Finance, and
                                                 Chief Financial Officer

                                          SEROLOGICALS CORPORATION

                                          /s/  Harold W. Ingalls
                                          Title: Vice President, Finance, and
                                                 Chief Financial Officer

                                          SENTIGEN HOLDING CORP.

                                          /s/ Fredrick B. Rolff
                                          Title: Chief Financial Officer

                                          CELL & MOLECULAR TECHNOLOGIES, INC.

                                          /s/ Fredrick B. Rolff
                                          Title: Chief Financial Officer